EXHIBIT 99.1

NGL Energy Partners LP Announces Second Quarter Fiscal 2018 Financial Results

TULSA, Okla.--(BUSINESS WIRE)--November 7, 2017--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” or the “Partnership”) today reported a net loss for the quarter ended September 30, 2017 of $173.6 million, primarily due to a non-cash goodwill impairment charge of $116.9 million to our Sawtooth salt dome cavern reporting unit, which is part of our Liquids operating segment. This is compared to a net loss of $66.7 million for the quarter ended September 30, 2016.

Highlights for the quarter include:

•	Adjusted EBITDA for the second quarter of Fiscal 2018 was $90.8 million, compared to $75.5 million for the second quarter of Fiscal 2017

•	Volumes increased over 10% in every segment compared to the same quarter last year, including a 30% increase in water disposal volumes

•	Distributable cash flow for the second quarter of Fiscal 2018 was $35.1 million, compared to $38.0 million for the second quarter of Fiscal 2017

•
Growth capital expenditures, including acquisitions and other investments, totaled approximately $56.7 million during the second quarter, the majority of which was related to investments in the Water Solutions and Retail Propane segments

•	Fiscal 2018 Adjusted EBITDA target remains at approximately $475 million to $500 million

“Results for this quarter exceeded our expectations with the Crude Oil Logistics, Water Solutions and Refined Products segments all beating our forecast for the quarter. Crude volumes on Grand Mesa continue to grow with over 100,000 barrels per day in August and September. Water volumes were in excess of 655,000 barrels per day for the quarter, with over 700,000 barrels per day processed in September, and our Refined Products results improved significantly from the prior two quarters, led by our re-contracting initiative and improved margins,” stated CEO Mike Krimbill. “With these results, we believe the Partnership is positioned for significant value growth in the near future. Our outlook for the remainder of this year remains unchanged with growth potential embedded in our existing businesses for next year and beyond.”

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	September 30, 2017		September 30, 2016
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$1,196	$29,601	$(19,039)	$3,500
Refined Products and Renewables	21,042	22,216	11,387	45,624
Liquids	(118,107)	16,065	8,384	15,799
Retail Propane	(9,226)	3,203	(8,717)	2,109
Water Solutions	(7,548)	27,273	(4,430)	17,823
Corporate and Other	(16,459)	(7,606)	(23,413)	(9,367)
Total	$(129,102)	$90,752	$(35,828)	$75,488

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $29.6 million during the quarter ended September 30, 2017, compared to $3.5 million during the quarter ended September 30, 2016. The Partnership’s Grand Mesa Pipeline commenced commercial operations on November 1, 2016 and contributed Adjusted EBITDA of approximately $38.0 million during the second quarter of Fiscal 2018 as physical volumes averaged approximately 89,000 barrels per day and financial volumes averaged approximately 94,000 barrels per day for the quarter. Volumes have continued to increase throughout the current year as production in the DJ Basin grows. The average remaining contract term on the pipeline is approximately eight years, and all contracts are fee-based with volume commitments which step up on November 1st in the second and third years of operations.

The remaining divisions of our Crude Oil Logistics segment continued to be impacted by competition and low margins in the majority of the basins across the United States. The Partnership continues to market crude volumes in this lower price environment to support its various pipeline, terminal and transportation assets, including Grand Mesa, at near break-even to slightly negative levels.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $22.2 million during the quarter ended September 30, 2017, compared to Adjusted EBITDA of $45.6 million during the quarter ended September 30, 2016. Total product margin per gallon was $0.011 for the quarter ended September 30, 2017 compared to $0.006 for the quarter ended September 30, 2016. The increase in margins was primarily due to an increase in Gulf Coast prices as a result of supply disruptions. The decrease in adjusted EBITDA is the result of lower inventory prices negatively impacting the inventory revaluation adjustment by $2.2 million for the quarter, compared to a $39.5 million positive adjustment in the same period last year when the Colonial Pipeline was down for maintenance, causing an increase in refined product prices.

Refined product barrels sold during the quarter ended September 30, 2017 totaled approximately 41.4 million barrels, an increase of approximately 4.0 million barrels compared to the same period in the prior year, as a result of expansion of our refined products operations. Renewable barrels sold during the quarter ended September 30, 2017 were approximately 1.5 million, which was similar to the volumes sold during the quarter ended September 30, 2016.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $16.1 million during the quarter ended September 30, 2017, compared to Adjusted EBITDA of $15.8 million during the quarter ended September 30, 2016. Total product margin per gallon was $0.025 for the quarter ended September 30, 2017, compared to $0.050 for the quarter ended September 30, 2016. Margins were negatively impacted by unrealized losses on derivative instruments related to butane of approximately $18.2 million. This unrealized loss will be offset in future periods when physical volumes are sold. Propane volumes increased by approximately 35.4 million gallons, or 15.9%, during the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016. Butane volumes increased by approximately 23.3 million gallons, or 22.8%, during the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016. Other Liquids volumes increased by approximately 15.2 million gallons, or 17.5%, during the quarter ended September 30, 2017 compared to the same period in the prior year. The increase in overall volumes is primarily attributable to a new long-term marketing agreement as well as the acquisition of certain natural gas liquid and condensate terminals from Murphy Energy Corporation. Our Liquids segment continued to be impacted by unrecovered railcar fleet costs and excess storage capacity.

Retail Propane

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $3.2 million during the quarter ended September 30, 2017, compared to $2.1 million during the quarter ended September 30, 2016. Propane sold during the quarter ended September 30, 2017 increased by approximately 4.4 million gallons, or 18.7%, compared to the quarter ended September 30, 2016, primarily due to acquisitions made during the current year and previous year. Distillates sold during the quarter ended September 30, 2017 increased by approximately 0.3 million gallons compared to the quarter ended September 30, 2016. Total product margin per gallon was $0.864 for the quarter ended September 30, 2017, compared to $0.902 for the quarter ended September 30, 2016.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $27.3 million during the quarter ended September 30, 2017, compared to $17.8 million during the quarter ended September 30, 2016. The Partnership processed approximately 655,000 barrels of wastewater per day during the quarter ended September 30, 2017, a 30.4% increase, compared to approximately 503,000 barrels of wastewater per day during the quarter ended September 30, 2016. Processed water volumes have increased throughout the year with over 700,000 barrels per day processed in September as the segment continued to benefit from the increased rig counts and increased completion activities related to drilled but uncompleted wells in the basins in which it operates, particularly in the Permian Basin. Additional water pipelines brought online in the quarter also contributed to increased revenues. Revenues from recovered hydrocarbons totaled $10.4 million for the quarter ended September 30, 2017, an increase of $4.8 million over the prior year period, related to increased crude oil prices and an increase of oil percentage in water processed.

Corporate and Other

Adjusted EBITDA for Corporate and Other was a cost of $7.6 million during the quarter ended September 30, 2017, compared to a cost of $9.4 million during the quarter ended September 30, 2016.

Capitalization and Liquidity

Total long-term debt outstanding, excluding working capital borrowings, was $2.124 billion at September 30, 2017 compared to $2.149 billion at March 31, 2017, a decrease of $25.0 million. Working capital borrowings totaled $869.5 million at September 30, 2017 compared to $814.5 million at March 31, 2017, an increase of $55.0 million driven primarily by an increase in accounts receivable during the quarter. Working capital borrowings, which are fully secured by the Partnership’s net working capital, are subject to a monthly borrowing base and are excluded from the Partnership’s debt compliance ratios. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $696.8 million as of September 30, 2017.

Second Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Tuesday, November 7, 2017. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 5396739. An archived audio replay of the conference call will be available for 7 days beginning at 2:00 pm Eastern Time (1:00 pm Central Time) on November 7, 2017, which can be accessed by dialing (855) 859-2056 and providing access code 5396739.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense, revaluation of liabilities and other. NGL also includes in Adjusted EBITDA certain inventory valuation adjustments related to NGL’s Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income, (loss) income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and record a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. NGL includes this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation, acquisition-related expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	September 30, 2017	March 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,407	$12,264
Accounts receivable-trade, net of allowance for doubtful accounts of $5,799 and $5,234, respectively	841,645	800,607
Accounts receivable-affiliates	2,918	6,711
Inventories	570,733	561,432
Prepaid expenses and other current assets	112,517	103,193
Total current assets	1,546,220	1,484,207
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $432,820 and $375,594, respectively	1,768,485	1,790,273
GOODWILL	1,339,416	1,451,716
INTANGIBLE ASSETS, net of accumulated amortization of $435,457 and $414,605, respectively	1,112,535	1,163,956
INVESTMENTS IN UNCONSOLIDATED ENTITIES	198,281	187,423
LOAN RECEIVABLE-AFFILIATE	4,160	3,200
OTHER NONCURRENT ASSETS	240,561	239,604
Total assets	$6,209,658	$6,320,379
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$635,312	$658,021
Accounts payable-affiliates	4,749	7,918
Accrued expenses and other payables	227,069	207,125
Advance payments received from customers	80,378	35,944
Current maturities of long-term debt	42,373	29,590
Total current liabilities	989,881	938,598
LONG-TERM DEBT, net of debt issuance costs of $29,094 and $33,458, respectively, and current maturities	2,993,461	2,963,483
OTHER NONCURRENT LIABILITIES	175,885	184,534

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	71,009	63,890
REDEEMABLE NONCONTROLLING INTEREST	3,129	3,072

EQUITY:
General partner, representing a 0.1% interest, 120,633 and 120,300 notional units, respectively	(50,872)	(50,529)
Limited partners, representing a 99.9% interest, 120,512,692 and 120,179,407 common units issued and outstanding, respectively	1,819,491	2,192,413
Class B preferred limited partners, 8,400,000 and 0 preferred units issued and outstanding, respectively	202,755	—
Accumulated other comprehensive loss	(2,262)	(1,828)
Noncontrolling interests	7,181	26,746
Total equity	1,976,293	2,166,802
Total liabilities and equity	$6,209,658	$6,320,379

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
REVENUES:
Crude Oil Logistics	$437,022	$349,885	$941,937	$775,836
Water Solutions	51,032	39,733	97,999	75,486
Liquids	393,123	234,260	670,937	439,309
Retail Propane	64,700	51,090	131,772	111,477
Refined Products and Renewables	2,977,206	2,370,322	5,861,843	4,364,885
Other	246	248	407	515
Total Revenues	3,923,329	3,045,538	7,704,895	5,767,508
COST OF SALES:
Crude Oil Logistics	401,170	340,518	870,640	745,748
Water Solutions	2,674	(1,807)	2,827	3,394
Liquids	377,569	209,283	648,643	400,275
Retail Propane	31,320	20,691	60,956	45,511
Refined Products and Renewables	2,957,867	2,359,932	5,829,569	4,300,019
Other	121	113	194	223
Total Cost of Sales	3,770,721	2,928,730	7,412,829	5,495,170
OPERATING COSTS AND EXPENSES:
Operating	75,970	73,255	152,439	148,427
General and administrative	23,480	27,926	48,471	69,797
Depreciation and amortization	65,208	50,603	129,087	99,509
Loss (gain) on disposal or impairment of assets, net	111,452	852	100,238	(203,467)
Revaluation of liabilities	5,600	—	5,600	—
Operating (Loss) Income	(129,102)	(35,828)	(143,769)	158,072
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	2,028	53	3,844	447
Revaluation of investments	—	—	—	(14,365)
Interest expense	(50,233)	(33,442)	(99,459)	(63,880)
Gain (loss) on early extinguishment of liabilities, net	1,943	938	(1,338)	30,890
Other income, net	1,896	2,081	4,006	5,853
(Loss) Income Before Income Taxes	(173,468)	(66,198)	(236,716)	117,017
INCOME TAX EXPENSE	(111)	(460)	(570)	(922)
Net (Loss) Income	(173,579)	(66,658)	(237,286)	116,095
LESS: NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(80)	59	(132)	(5,774)
LESS: NET LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	288	—	685	—
NET (LOSS) INCOME ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	(173,371)	(66,599)	(236,733)	110,321
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(16,098)	(8,668)	(25,782)	(12,052)
LESS: NET LOSS (INCOME) ALLOCATED TO GENERAL PARTNER	154	45	194	(158)
LESS: REPURCHASE OF WARRANTS	—	—	(349)	—
NET (LOSS) INCOME ALLOCATED TO COMMON UNITHOLDERS	$(189,315)	$(75,222)	$(262,670)	$98,111
BASIC (LOSS) INCOME PER COMMON UNIT	$(1.56)	$(0.71)	$(2.17)	$0.93
DILUTED (LOSS) INCOME PER COMMON UNIT	$(1.56)	$(0.71)	$(2.17)	$0.91
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	121,314,636	106,186,389	120,927,400	105,183,556
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	121,314,636	106,186,389	120,927,400	107,997,549

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net (loss) income to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net (loss) income	$(173,579)	$(66,658)	$(237,286)	$116,095
Less: Net (income) loss attributable to noncontrolling interests	(80)	59	(132)	(5,774)
Less: Net loss attributable to redeemable noncontrolling interests	288	—	685	—
Net (loss) income attributable to NGL Energy Partners LP	(173,371)	(66,599)	(236,733)	110,321
Interest expense	50,288	33,489	99,566	63,797
Income tax expense	111	460	570	922
Depreciation and amortization	69,426	54,522	137,489	107,102
EBITDA	(53,546)	21,872	892	282,142
Net unrealized losses on derivatives	18,077	2,293	16,076	3,220
Inventory valuation adjustment (1)	(2,165)	39,530	(21,347)	32,693
Lower of cost or market adjustments	5,333	(393)	9,411	108
Loss (gain) on disposal or impairment of assets, net	111,451	851	100,238	(203,504)
(Gain) loss on early extinguishment of liabilities, net	(1,943)	(938)	1,338	(30,890)
Revaluation of investments	—	—	—	14,365
Equity-based compensation expense (2)	6,065	10,660	14,886	32,994
Acquisition expense (3)	264	724	(54)	1,161
Revaluation of liabilities	5,600	—	5,600	—
Other (4)	1,616	889	2,641	7,117
Adjusted EBITDA	90,752	75,488	129,681	139,406
Less: Cash interest expense (5)	47,344	30,637	93,715	58,391
Less: Income tax expense	111	460	570	922
Less: Maintenance capital expenditures	7,994	6,401	14,521	12,696
Less: Other (6)	233	—	233	—
Distributable Cash Flow	$35,070	$37,990	$20,642	$67,397

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
Amounts for the three months ended September 30, 2017 and 2016 and the six months ended September 30, 2016 represent expenses we incurred related to legal and advisory costs associated with acquisitions. The amount for the six months ended September 30, 2017 represents reimbursement for certain legal costs incurred in prior periods, partially offset by expenses we incurred related to legal and advisory costs associated with acquisitions.

(4)
Amounts for the three months ended September 30, 2017 and 2016 and the six months ended September 30, 2017 represent non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations. The amount for the six months ended September 30, 2016 represents non-cash operating expenses related to our Grand Mesa Pipeline, adjustments related to noncontrolling interests and accretion expense for asset retirement obligations.

(5)	Amount represents interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

(6)	Amount represents cash paid to settle asset retirement obligations.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended September 30, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$1,196	$(7,548)	$(118,107)	$(9,226)	$21,042	$(16,459)	$(129,102)
Depreciation and amortization	20,958	25,253	6,141	11,613	324	919	65,208
Amortization recorded to cost of sales	84	—	71	—	1,351	—	1,506
Net unrealized losses on derivatives	2,170	3,022	12,682	203	—	—	18,077
Inventory valuation adjustment	—	—	—	—	(2,165)	—	(2,165)
Lower of cost or market adjustments	—	—	(2,476)	—	7,809	—	5,333
(Gain) loss on disposal or impairment of assets, net	(157)	915	117,729	493	(7,528)	—	111,452
Equity-based compensation expense	—	—	—	—	—	6,065	6,065
Acquisition expense	—	—	—	—	—	264	264
Other income, net	50	2	3	69	167	1,605	1,896
Adjusted EBITDA attributable to unconsolidated entities	3,798	127	—	(19)	1,216	—	5,122
Adjusted EBITDA attributable to noncontrolling interest	—	(190)	—	70	—	—	(120)
Revaluation of liabilities	—	5,600	—	—	—	—	5,600
Other	1,502	92	22	—	—	—	1,616
Adjusted EBITDA	$29,601	$27,273	$16,065	$3,203	$22,216	$(7,606)	$90,752

	Three Months Ended September 30, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(19,039)	$(4,430)	$8,384	$(8,717)	$11,387	$(23,413)	$(35,828)
Depreciation and amortization	9,025	25,129	4,425	10,705	416	903	50,603
Amortization recorded to cost of sales	100	—	195	—	1,454	—	1,749
Net unrealized losses (gains) on derivatives	1,613	(2,193)	2,734	139	—	—	2,293
Inventory valuation adjustment	—	—	—	—	39,530	—	39,530
Lower of cost or market adjustments	—	—	—	—	(393)	—	(393)
Loss (gain) on disposal or impairment of assets, net	8,477	(11)	17	(65)	(7,563)	(3)	852
Equity-based compensation expense	—	—	—	—	—	10,660	10,660
Acquisition expense	—	—	—	—	—	724	724
Other income, net	145	—	24	139	11	1,762	2,081
Adjusted EBITDA attributable to unconsolidated entities	2,386	46	—	(111)	782	—	3,103
Adjusted EBITDA attributable to noncontrolling interest	—	(794)	—	19	—	—	(775)
Other	793	76	20	—	—	—	889
Adjusted EBITDA	$3,500	$17,823	$15,799	$2,109	$45,624	$(9,367)	$75,488

	Six Months Ended September 30, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$5,553	$(8,702)	$(126,879)	$(15,094)	$35,538	$(34,185)	$(143,769)
Depreciation and amortization	41,793	49,261	12,471	23,075	648	1,839	129,087
Amortization recorded to cost of sales	169	—	141	—	2,781	—	3,091
Net unrealized losses on derivatives	1,511	3,022	11,313	230	—	—	16,076
Inventory valuation adjustment	—	—	—	—	(21,347)	—	(21,347)
Lower of cost or market adjustments	—	—	—	—	9,411	—	9,411
(Gain) loss on disposal or impairment of assets, net	(3,716)	185	117,729	1,096	(15,056)	—	100,238
Equity-based compensation expense	—	—	—	—	—	14,886	14,886
Acquisition expense	—	—	—	—	—	(54)	(54)
Other income, net	94	20	7	251	335	3,299	4,006
Adjusted EBITDA attributable to unconsolidated entities	7,620	281	—	(11)	2,107	—	9,997
Adjusted EBITDA attributable to noncontrolling interest	—	(434)	—	252	—	—	(182)
Revaluation of liabilities	—	5,600	—	—	—	—	5,600
Other	2,413	185	43	—	—	—	2,641
Adjusted EBITDA	$55,437	$49,418	$14,825	$9,799	$14,417	$(14,215)	$129,681

	Six Months Ended September 30, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(19,664)	$75,034	$8,327	$(11,219)	$161,156	$(55,562)	$158,072
Depreciation and amortization	17,993	49,563	8,874	20,392	833	1,854	99,509
Amortization recorded to cost of sales	184	—	390	—	2,771	—	3,345
Net unrealized losses (gains) on derivatives	219	(834)	3,626	209	—	—	3,220
Inventory valuation adjustment	—	—	—	—	32,693	—	32,693
Lower of cost or market adjustments	—	—	—	—	108	—	108
Loss (gain) on disposal or impairment of assets, net	9,962	(94,281)	49	(34)	(119,160)	(3)	(203,467)
Equity-based compensation expense	—	—	—	—	—	32,994	32,994
Acquisition expense	—	—	—	2	—	1,159	1,161
Other (expense) income, net	(1,310)	310	63	320	2,879	3,591	5,853
Adjusted EBITDA attributable to unconsolidated entities	5,074	(63)	—	(277)	1,676	—	6,410
Adjusted EBITDA attributable to noncontrolling interest	—	(1,631)	—	141	—	—	(1,490)
Other	795	163	40	—	—	—	998
Adjusted EBITDA	$13,253	$28,261	$21,369	$9,534	$82,956	$(15,967)	$139,406

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	8,562	7,770	18,582	17,311
Crude oil transported on owned pipelines (barrels)	8,182	—	14,948	—
Crude oil storage capacity - owned and leased (barrels) (1)			6,159	6,355
Crude oil inventory (barrels) (1)			1,682	1,982

Water Solutions:
Wastewater processed (barrels per day)
Eagle Ford Basin	209,792	201,390	215,156	209,936
Permian Basin	273,290	201,149	252,810	168,927
DJ Basin	108,952	62,641	110,685	59,950
Other Basins	63,443	37,559	61,223	38,913
Total	655,477	502,739	639,874	477,726
Solids processed (barrels per day)	5,794	2,541	4,986	2,652
Skim oil sold (barrels per day)	2,618	1,549	2,572	1,773

Liquids:
Propane sold (gallons)	257,775	222,352	482,508	426,636
Butane sold (gallons)	125,419	102,147	216,936	198,455
Other products sold (gallons)	102,009	86,817	192,620	166,477
Liquids storage capacity - leased and owned (gallons) (1)			453,971	358,537
Propane inventory (gallons) (1)			136,980	146,995
Butane inventory (gallons) (1)			111,632	72,369
Other products inventory (gallons) (1)			8,810	9,014

Retail Propane:
Propane sold (gallons)	28,182	23,745	55,430	49,361
Distillates sold (gallons)	3,203	2,949	7,707	8,366
Propane inventory (gallons) (1)			11,183	10,625
Distillates inventory (gallons) (1)			2,793	3,083

Refined Products and Renewables:
Gasoline sold (barrels)	26,459	23,107	54,975	43,051
Diesel sold (barrels)	14,990	14,341	28,788	25,200
Ethanol sold (barrels)	978	1,035	1,992	2,065
Biodiesel sold (barrels)	568	464	1,195	1,215
Refined Products and Renewables storage capacity - leased (barrels) (1)			9,070	7,645
Gasoline inventory (barrels) (1)			1,862	1,995
Diesel inventory (barrels) (1)			1,148	2,339
Ethanol inventory (barrels) (1)			513	372
Biodiesel inventory (barrels) (1)			375	260

(1)	Information is presented as of September 30, 2017 and September 30, 2016, respectively.